Exhibit 99.1

        TEMPUR-PEDIC INTERNATIONAL ACHIEVES 47% EARNINGS INCREASE ON 27%
                  NET SALES INCREASE IN SECOND QUARTER OF 2005

 PRO FORMA NET INCOME INCREASES 38% TO $0.25 PER DILUTED SHARE, GAAP NET INCOME
                    INCREASES 47% TO $0.24 PER DILUTED SHARE

    LEXINGTON, Ky., July 21 /PRNewswire-FirstCall/ -- Tempur-Pedic International Inc. (NYSE: TPX), the market-leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, today announced net sales and earnings for the second quarter ended June 30, 2005.

    Second Quarter 2005 Highlights
    -- Pro forma net income rose 38% to $25.5 million, or $0.25 per diluted share, from $18.4 million, or $0.18 per diluted share, in the second quarter of 2004. The Company reported net income under GAAP of $24.8 million, or $0.24 per diluted share, compared to $16.9 million, or $0.16 per diluted share, in the second quarter of 2004, an increase in net income of 47%.

    -- Net sales rose 27% to $192.6 million from $151.6 million in the second quarter of 2004.

    -- Operating margin increased to 23.2% from 21.8% in the second quarter of 2004.

    -- The Company's retail channel continued its strong growth, with net sales rising 35% worldwide. Sales in the U.S. retail channel were especially strong, increasing 42%.

    -- Worldwide, mattress net sales increased 40% on unit growth of 27%.

    Chief Executive Officer Robert B. Trussell, Jr. commented, "Tempur-Pedic International delivered excellent second quarter results and strong growth in what is seasonally a slower period for the retail furniture industry. Our results were fueled by the ongoing expansion of our retail channel and sales of our premium mattresses, reflecting consumers' growing awareness of the comfort and sleep benefits our products offer. We continue to see the key elements of Tempur-Pedic's strategy - our superior products, unique marketing model and growing distribution - play a decisive role in the Company's impressive performance. By executing on our strategy, we believe Tempur-Pedic can deliver sustained growth and capitalize on the extraordinary market opportunity we have identified in the premium bedding category."

    President H. Thomas Bryant continued, "During the second quarter, we added approximately 400 net furniture retail stores in the U.S. and approximately another 180 net internationally to our retail distribution channel, substantially exceeding our targets for the period. Equally important, we generated solid growth in our established accounts and are well on track to meet our goal of increasing sales from these accounts by 30-35% this year. The visco-elastic category we created is continuing to expand as more and more people become interested in our innovative and proprietary technology and growing array of products.

    "Over the past three months, we made excellent progress with our new product introductions and other initiatives. 'The CelebrityBed by Tempur-Pedic(TM)' represented 20% of our mattress sales in the U.S. in the second quarter. Retailer interest in 'The EuroBed by Tempur-Pedic(TM)', which began shipping in July, has been outstanding. Our futon product is being well received by Japanese consumers and we began the second phase of the roll-out on schedule, shipping to bedding and futon stores throughout Japan.

    "Our marketing campaign, which has been so successful in establishing the Tempur-Pedic brand, continued to serve as an engine for growth, improving our brand recognition worldwide. In fact, our most recent independent study shows that aided brand awareness in the U.S. increased to 71% at the end of 2004 from 60% the previous year. Construction of our new manufacturing facility in Albuquerque, New Mexico proceeds on schedule and on budget. We look forward to beginning operations in the second quarter of 2006. The new factory will help us satisfy demand in North America, our largest single market, quickly and cost-effectively.

    "Finally, during the quarter we were pleased to receive the prestigious Ease-of-Use Commendation from the Arthritis Foundation for our adjustable base and three mattresses - the Tempur-Pedic Classic Swedish Mattress, the Tempur-Pedic Deluxe Swedish Mattress and 'The CelebrityBed by Tempur-Pedic(TM)'. We are very gratified that our mattresses are the first to be recognized by the Arthritis Foundation, whose Ease-of-Use program identifies products that improve the quality of life for the many people suffering from arthritis. The commendation is additional evidence of the comfort and support our proprietary TEMPUR(R) material provides."

    For a complete discussion of pro forma adjustments, see the Supplemental Information included later in this press release.

    2005 Guidance
    The Company is confirming the full-year guidance it previously provided for 2005. The Company currently expects net sales for 2005 to range from $880 million -- $890 million and pro forma diluted net income to range from $1.10 - $1.13. It expects GAAP diluted earnings per share to range from $1.08 - $1.11.

    The Company notes that its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company's control.

    Conference Call Information
    As previously announced, Tempur-Pedic International will host a live conference call featuring Chief Executive Officer Robert Trussell, Jr., President H. Thomas Bryant, and Chief Financial Officer Dale Williams to discuss second quarter financial results today, July 21, 2005 at 5:00 p.m. Eastern Time (2 p.m. Pacific Time). The dial-in number for the conference call is 706-634-0167. The call is also being webcast, and can be accessed at http://www.tempurpedic.com/ir.

    For those who cannot listen to the live broadcast, a replay of the call will be available from July 21, 2005 at 8:00 p.m. Eastern Time through July 28, 2005. To listen to the telephone replay, dial 706-645-9291, conference ID #6926996.

    An archived webcast will also be available on the Tempur-Pedic International investor relations website at http://www.tempurpedic.com/ir.

    Forward-Looking Statements
    This release contains "forward-looking statements," which include information concerning one or more of the Company's plans, objectives, goals, strategies, future revenues and performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including without limitation, management's expectations regarding continued growth and its net sales and pro forma and GAAP net income for 2005, the construction of its Albuquerque facility and the timing of new products, are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

    There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's annual report on Form 10-K under the headings "Special Note Regarding Forward-Looking Statements" and "Business-Risk Factors". Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward- looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

    About the Company
    Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes Swedish Mattresses and Neck Pillows(TM) made from its proprietary TEMPUR(R) pressure-relieving material: a visco-elastic material that conforms to the body to provide support and help alleviate pressure points. Products are currently sold in 60 countries under the TEMPUR(R) and Tempur-Pedic(R) brand names. World headquarters for Tempur-Pedic International are in Lexington, KY.

    For more information, visit http://www.tempurpedic.com or call 800-805-3635.

                TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
                        Consolidated Statements of Income

($ in thousands, except per share data)

                             Three Months Ended                      Six Months Ended
                                  June 30,                               June 30,
                    ------------------------------------   ------------------------------------
                       2005         2004         Chg %        2005         2004         Chg %
                    ----------   ----------   ----------   ----------   ----------   ----------
Net sales           $  192,615   $  151,600           27%  $  414,994   $  304,723           36%
Cost of sales           94,080       70,787                   202,216      142,571
Gross profit            98,535       80,813           22%     212,778      162,152           31%
Selling expenses        38,149       31,653                    83,118       66,608
General and
 administrative
 expenses               15,276       15,929                    34,366       31,291
Research and
 development
 expenses                  513          242                     1,317          730
Operating Income        44,597       32,989           35%      93,977       63,523           48%
Other income
 (expense), net:
Interest expense,
 net                    (4,864)      (5,551)                  (10,227)     (11,645)
Loss on debt
 extinguishment              -            -                      (717)      (5,381)
Other income
 (expense), net            412          116                       327          196
Total other
expense, net            (4,452)      (5,435)                  (10,617)     (16,830)
Income before
 income taxes           40,145       27,554                    83,360       46,693
Income tax
 provision              15,295       10,608                    31,760       17,977
Net income          $   24,850   $   16,946           47%  $   51,600   $   28,716           80%
Basic earnings
 per share          $     0.25   $     0.17                $     0.52   $     0.29
Diluted earnings
 per share          $     0.24   $     0.16                $     0.50   $     0.28
Dilutive weighted
 average shares
 outstanding
 (in thousands)        103,431      103,119                   103,315      103,010

     Supplemental Information
     Pro Forma Net Income and Other Financial Data
    To further provide investors useful information, pro forma net income is presented and represents the Company's GAAP net income before non-cash stock-based compensation expense of $0.7 million and $1.5 million for the three months ended June 30, 2005 and 2004, respectively, and $1.4 million and $3.0 million for the six months ended June 30, 2005 and 2004 respectively. In addition, for the six months ended June 30, 2004, GAAP net income includes, and pro forma net income excludes, a loss on debt extinguishment totaling $3.3 million, net of tax, relating to the Company's redemption in January 2004 of $52.5 million aggregate principal amount of the outstanding 10-1/4% Senior Subordinated Notes due 2010, issued by its subsidiaries Tempur-Pedic, Inc. and Tempur Production USA, Inc.

    The Company believes that excluding non-cash stock-based compensation expense and loss on debt extinguishment provides a measure that is more representative of ongoing costs and therefore more comparable to the Company's historical operations. The following is a reconciliation of GAAP net income to pro forma net income and per share amounts:

                TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
           Reconciliation of GAAP Net Income to Pro Forma Net Income,
                            and Other Financial Data

($ in thousands, except per share data)

                                  Three Months Ended         Six Months Ended
                                        June 30,                  June 30,
                                -----------------------   -----------------------
                                   2005         2004         2005         2004
                                ----------   ----------   ----------   ----------
GAAP net income                 $   24,850   $   16,946   $   51,600   $   28,716
  Non-cash stock-based
   compensation expense                655        1,490        1,430        2,990
  Loss on debt
   extinguishment, net of tax            -            -            -        3,309
Pro forma net income            $   25,505   $   18,436   $   53,030   $   35,015
GAAP net income per
 share, diluted                 $     0.24   $     0.16   $     0.50   $     0.28
Pro forma net income per
 share, diluted                 $     0.25   $     0.18   $     0.51   $     0.34

Other financial data
Depreciation and
 amortization                   $    6,825   $    7,065   $   14,239   $   13,965
Net debt                        $  264,441   $  286,435   $  264,441   $  286,435

    Summary of Channel Sales
    The Company generates sales through four distribution channels: retail, direct, healthcare and third party. The retail channel sells to furniture, specialty and department stores globally. The direct channel sells directly to consumers. The healthcare channel sells to hospitals, nursing homes, healthcare professionals and medical retailers. The third party channel sells to distributors in countries where Tempur-Pedic International does not operate its own distribution company.

    The following table highlights net sales information, by channel and by segment, for the second quarter of 2005 compared to 2004:

($ in thousands)

                             CONSOLIDATED                DOMESTIC                INTERNATIONAL
                          Three Months Ended        Three Months Ended        Three Months Ended
                               June 30,                  June 30,                  June 30
                       -----------------------   -----------------------   -----------------------
                          2005         2004         2005         2004         2005         2004
                       ----------   ----------   ----------   ----------   ----------   ----------
By Sales Channel

Retail                 $  143,642   $  106,073   $   97,109   $   68,515   $   46,533   $   37,558
Direct                     26,166       22,821       22,222       18,932        3,944        3,889
Healthcare                 10,605       10,403        2,594        2,587        8,011        7,816
Third Party                12,202       12,303        2,129        1,705       10,073       10,598
Total                  $  192,615   $  151,600   $  124,054   $   91,739   $   68,561   $   59,861

By Segment
Domestic               $  124,054   $   91,739
International              68,561       59,861
Total                  $  192,615   $  151,600

     Summary of Product Sales
     A summary of net sales by product is reported below:

($ in thousands)

                             CONSOLIDATED                DOMESTIC                INTERNATIONAL
                          Three Months Ended        Three Months Ended        Three Months Ended
                               June 30,                  June 30,                  June 30
                       -----------------------   -----------------------   -----------------------
                          2005         2004         2005         2004         2005         2004
                       ----------   ----------   ----------   ----------   ----------   ----------
Net Sales
Mattresses             $  130,788   $   93,176   $   91,022   $   64,951   $   39,766   $   28,225
Pillows                    28,579       32,393       12,010       10,496       16,569       21,897
Other                      33,248       26,031       21,022       16,292       12,226        9,739
Total                  $  192,615   $  151,600   $  124,054   $   91,739   $   68,561   $   59,861

Units Sold(1)
Mattresses                152,837      120,773       86,436       70,572       66,401       50,201
Pillows                   585,257      695,606      252,327      210,036      332,930      485,570

(1) Units sold represent net sales after consideration of returned mattresses and pillows and excludes units shipped to fulfill warranty claims and promotional activities.

SOURCE  Tempur-Pedic International Inc.
    -0-                             07/21/2005
    /CONTACT:  Tempur-Pedic International, 1-800-805-3635 /
    /Web site:  http://www.tempurpedic.com /

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